CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in Post-Effective Amendment No. 5 to the Registration Statement of Franklin Templeton Money Fund Trust on Form N-1A (File No. 33-88924) of our report dated July 30, 1998 on our audit of the financial statements and financial highlights of the Franklin Templeton Money Fund II of the Franklin Templeton Money Fund Trust for the year ended June 30, 1998 and our report dated July 30, 1998 on our audit of the financial statements and financial highlights of The Money Market Portfolios for the year ended June 30, 1998.


                              /s/ PricewaterhouseCoopers LLP
                                  PricewaterhouseCoopers LLP





San Francisco, California
December 18, 1998